Exhibit 10.1

CHANGE OF CONTROL SEVERANCE AGREEMENT

This CHANGE OF CONTROL SEVERANCE AGREEMENT (the “Agreement”), is made as of the 1st day of October, 2026 (the “Effective Date”), by and between THE GORMAN-RUPP COMPANY, an Ohio corporation (the “Company”), and (the “Executive”).

WHEREAS, the Company desires to enter into an agreement with the Executive in recognition of the importance of the Executive’s services to the continuity of management of the Company and based upon its determination that it will be in the best interests of the Company to encourage the Executive’s continued attention and dedication to the Executive’s duties in the potentially disruptive circumstances of a possible Change of Control of the Company. As used in this Agreement, the term “Change of Control” and certain other capitalized terms have the meanings ascribed to them in Section 8 hereof.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

1.
Severance Benefits if Employment is Terminated in Certain Circumstances Within Two Years of a Change of Control. If, within two years following the occurrence of a Change of Control, the Executive’s employment with the Company is terminated by the Company for any reason other than Cause, Disability, or death, or is terminated by the Executive for Good Reason, then the provisions of this Section 1 shall become applicable in all respects and the Company shall pay to the Executive the amounts specified in Sections 1.1 and 1.2 on the dates indicated therein, and shall cause certain rights of the Executive (or the Executive’s Beneficiary (or Beneficiaries), as applicable) to vest as provided in Sections 1.3 and 1.4:
1.1
Severance Benefit. The Company shall pay to the Executive, on or before the 60th day after the Termination Date, a lump sum severance benefit in an amount equal to the sum of (a) two times: (i) the Executive’s Annual Base Salary plus (ii) the Executive’s Prior Bonus Amount and (b) the Executive’s Prorated Bonus Amount.
1.2
Insurance Benefits. The Company shall pay to the Executive, on or before the 60th day after the Termination Date, a lump sum amount equal to 18 times the current monthly COBRA premium rate in effect as of the Termination Date for the level of coverage in which the Executive and his or her eligible dependents were enrolled under the Company’s medical benefit plan immediately prior to the Termination Date.
1.3
Retirement Plan Benefits. The Company shall pay to the Executive, on or before the 60th day after the Termination Date, a lump sum payment (calculated based on the Executive’s age and years of service with the Company as of the Termination Date) equal to the increase in benefits under all tax-qualified and supplemental retirement plans maintained by the Company in which the Executive participates at the Termination Date that would result from crediting the Executive with an additional 24 months of service for all purposes under such plans, and deeming the Executive to be an employee of the Company during the 24 months following the Termination Date. The amounts attributable to additional benefits under any such plan shall be based on the Executive’s compensation level as of the Termination Date. The amounts attributable to additional benefits under any retirement plan that is a defined contribution plan shall include the additional Company contributions that would have been made or credited on the Executive’s behalf had the Executive authorized the same elective contributions the Executive had elected for the year in which the Termination Date occurs, and shall include earnings that would have accrued under the applicable plan during the 24 months following the Termination Date (the earnings will be determined by multiplying the aggregate contributions to each such plan by the weighted average of the rate of return of the actual investment alternatives elected by the Executive as of the beginning of the 12-month period ending on the Termination Date). Benefits accrued under such plans prior to the Termination Date shall be paid in accordance with the terms of such plans. Notwithstanding the foregoing, the payment under this Section 1.3 shall be offset by the lump sum value of any amounts of additional benefits paid or payable in accordance with the terms of such plans as a result of the occurrence of a Change of Control but not below zero.
1.4
Equity Awards.
(a)
The Company Remains the Surviving Entity or the Post-CIC Entity Assumes Equity Awards. If, upon the occurrence of a Change of Control, the Company is the surviving entity or all outstanding equity awards held by the Executive are Assumed by the Post-CIC Entity, and if the Executive’s employment is terminated by the Company or the Post-CIC Entity for any reason other than Cause, or is terminated by the Executive for Good Reason, within two years following the occurrence of the Change of Control, then in respect of all stock options, all stock appreciation rights, all shares of restricted stock, all restricted stock units, all performance shares, all performance units and all other equity or equity-based awards that have been granted to the Executive pursuant to any award agreement, plan or arrangement sponsored by the Company (or any corresponding replacement awards granted by a Post-CIC Entity) and which remain outstanding as of the Termination Date, and notwithstanding any other provision to the contrary contained in any award agreement, plan or arrangement, and subject to Section 1.6, the Company shall:
(i)
with respect to all stock options and stock appreciation rights, cause such stock options and stock appreciation rights:
(A)
to become exercisable in full as of the Termination Date;
(B)
to continue to be exercisable until the earlier of (1) the expiration date of the stock option or stock appreciation right, as applicable, or (2) the second anniversary of the Termination Date; provided that, if the award agreement underlying such stock option or stock appreciation right provides for or requires a longer period of exercisability, in accordance with Section 422 of the Code where applicable, following the Termination Date, then this clause (2) shall be the end of such longer period; and
(C)
to be exercisable (and/or to be eligible to satisfy any tax withholding requirements in connection with the exercise of the options) using common shares of the Company previously owned by the Executive and/or shares subject to the stock options or stock appreciation rights being exercised as consideration in lieu of a cash payment or other arrangement, but only to the extent that any such exercise of the stock option or stock appreciation right (and/or withholding tax payments) is permissible under the governing terms of the corresponding incentive plan and would not result in the Company being required to take an additional charge in respect of such exercise in determining and reporting its net income for financial accounting purposes; and
(ii)
with respect to any awards of restricted shares or restricted stock units that are not subject to the attainment of performance goals, cause such awards:
(A)
to become vested in full as of the Termination Date; and
(B)
to be eligible to satisfy any tax withholding requirements in connection with such vesting of such awards by using common shares of the Company previously owned by the Executive and/or common shares of the Company that become so vested as consideration (in lieu of a cash payment or other arrangement) for the payment of withholding tax, but only to the extent that such mechanism for withholding is permissible under the governing terms of the corresponding incentive plan and any such withholding tax payments would not result in the Company being required to take an additional charge in respect of such accelerated vesting or withholding tax payment in determining and reporting its net income for financial accounting purposes.

(iii)
with respect to any awards of performance shares, performance units or other equity or equity-based awards that are subject to the attainment of performance goals:
(A)
(I) if the performance period with respect to any such awards was completed prior to the Termination Date but such awards are not yet vested, cause such awards to vest in accordance with their terms as of the Termination Date based on the Company’s actual performance relative to the performance goals applicable to such awards, and (II) if the performance period with respect to any such awards is not completed prior to the Termination Date, cause such awards to be earned and vested in accordance with their terms as if all of the performance goals applicable to such awards had been achieved at their target levels as of the Termination Date; and
(B)
cause such awards to be eligible to satisfy any tax withholding requirements in connection with such vesting of such awards by using common shares of the Company previously owned by the Executive and/or common shares of the Company that become so vested as consideration (in lieu of a cash payment or other arrangement) for the payment of withholding tax, but only to the extent that such mechanism for withholding is permissible under the governing terms of the corresponding incentive plan and any such withholding tax payments would not result in the Company being required to take an additional charge in respect of such accelerated vesting or withholding tax payment in determining and reporting its net income for financial accounting purposes.
(b)
Post-CIC Entity Does Not Assume Equity Awards. If, upon the occurrence of a Change of Control, the Post-CIC Entity does not Assume all stock options, all stock appreciation rights, all shares of restricted stock, all restricted stock units, all performance shares, or all performance units or other equity or equity-based awards that have been granted to the Executive pursuant to any award agreement, plan or arrangement sponsored by the Company and which remain outstanding as of the date of the Change of Control, and notwithstanding any other provision to the contrary contained in any award agreement, plan or arrangement, then:
(i)
any such stock options, stock appreciation rights, shares of restricted stock or restricted stock units not Assumed by the

Post-CIC Entity shall become fully vested and exercisable, in accordance with Section 422 of the Code where applicable, and any restrictions that apply to such awards shall lapse;
(ii)
any awards of performance shares or performance units or other equity or equity-based awards that are subject to the attainment of performance goals and not Assumed by the Post-CIC Entity shall immediately vest and become immediately payable in accordance with their terms, subject to the last paragraph of this Section 1.4, (A) if the performance period with respect to any such awards was completed prior to the Change of Control, based on the Company’s actual performance relative to the performance goals applicable to such awards, and (B) if the performance period with respect to any such awards is not completed prior to the Change of Control, as if all of the performance goals applicable to such awards had been achieved at their target levels as of the date of the Change of Control;
(iii)
for each stock option and stock appreciation right not Assumed by the Post-CIC Entity, the Executive shall receive a payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of the Company’s common shares in the Change of Control transaction and the exercise price of the applicable stock option or stock appreciation right, if such difference is positive. Such payment shall be made in the form of cash, the form of consideration received by holders of the Company’s common shares, or a combination of both. Any stock option or stock appreciation right with an exercise price that is higher than the per share consideration received by holders of the Company’s common shares in connection with the Change of Control shall be cancelled for no additional consideration;
(iv)
with respect to any awards of restricted stock or restricted stock units that are not Assumed by the Post-CIC Entity and are not subject to the attainment of performance goals, the Executive shall receive the consideration (consisting of cash or other property (including securities of a successor or parent corporation), as determined by the Company) equal to the value that the Executive would have received in the Change of Control transaction had the Executive been, immediately prior to such transaction, a holder of the number of common shares of the Company equal to the number of shares of restricted stock or number of restricted stock units held by the Executive; and
(v)
subject to the last paragraph of this Section 1.4, the payments contemplated by Section 1.4(b)(iii) and Section 1.4(b)(iv) shall be made at the same time as consideration is paid to the holders of the Company’s common shares in connection with the Change of Control.

Notwithstanding anything to the contrary in this Agreement, if the payment or benefit of any award constitutes “nonqualified deferred compensation” under Code Section 409A, then to the extent necessary to comply with Code Section 409A, payment or delivery with respect to such award shall be made on the date of payment or delivery originally provided for such payment or benefit.

1.5
Later Time for Payment on Account of Termination. Notwithstanding the preceding provisions of Section 1, solely to the extent required to comply with applicable provisions of Code Section 409A with respect to any amounts or benefits not exempt from Code Section 409A, payments made pursuant to Sections 1.1, 1.2, 1.3 or 1.4, on account of the Executive’s termination of employment shall: (a) not commence until the date that is six months and a day following the Termination Date; and (b) upon commencement, include along with the initial payment an amount sufficient to reimburse the Executive for reasonable lost interest at a rate of Prime Plus One per annum, compounded annually, incurred during the period commencing on the date which is 60 days after the Termination Date through the date of payment by the Company.

1.6
Release Requirement. Notwithstanding any provision herein to the contrary, as a condition to the Executive’s receipt of any post-termination benefits pursuant to this Agreement, (a) the Executive shall execute a release of all claims in favor of the Company in the form attached hereto as Exhibit B (the “Release”) within the 60-day period following the Termination Date and (b) any applicable revocation period has expired during such 60-day period without the Executive’s revocation of the Release. In the event the Executive does not sign the Release within the 60-day period following the Termination Date, or signs within the 60-day period and revokes the Release, the Executive shall not be entitled to the aforesaid payments and benefits.

1.7
Best Pay Provision. If any payment or benefit the Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives in connection with the termination of the Executive’s employment with the Company (a “Payment”), would, after taking into account any shareholder approval satisfying Section 280G of the Code of any such payment or benefit, or of any other payment or benefit with respect to the Executive (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (i) the full amount of such Payment or (ii) such lesser amount (with cash payments being reduced before equity payments) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations required to be made under this Section 1.7, including whether and to what extent the Payments shall be reduced and the assumptions to be used in arriving at such determination, shall be made by the Accounting Firm in good faith. The Accounting Firm shall provide detailed supporting calculations both to the Executive and the Company at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Executive and the Company. For purposes of making the calculations required by this Section 1.7, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Executive is solely responsible for any taxes (including any excise tax under Section 4999 of the Code), interest and penalties that may be imposed on the Executive as a result of the payments or benefits under this Agreement, and the Company will not provide any tax gross-up, reimbursement or other additional payment with respect to any such taxes, interest or penalties, except to the extent expressly and specifically provided in this Agreement.
2.
Other Benefits.
2.1
Reimbursement of Certain Expenses. The Company shall pay, as incurred (in no event later than the end of the Executive’s taxable year following the year in which such expenses were incurred), all expenses incurred by the Executive at any time during the longer of 20 years or the Executive’s lifetime, including the reasonable fees of counsel engaged by the Executive, in respect of enforcing the Executive’s rights hereunder and/or defending any action brought to have this Agreement, or any provision hereof, declared invalid or unenforceable.
2.2
Sick Leave Pay for Executive. If, after a Change of Control and prior to the Termination Date, (a) the Company or the Post-CIC Entity does not maintain a disability plan covering the Executive that is no less favorable than the disability plan sponsored by the Company immediately prior to the Change of Control, and (b) the Executive is unable to perform services for the Company for any period by reason of accidental bodily injury or sickness, then the Company will pay and provide to the Executive, as sick leave pay, all compensation and benefits to which the Executive would have been entitled had the Executive continued to be actively employed by the Company through the earliest of the following dates (the “Sick Leave Period”): (i) the first date on which the Executive is again capable of performing ongoing services for the Company consistent with past practice, (ii) the date on which the Executive’s employment is terminated by the Company by reason of Disability or otherwise, (iii) the date on which the Company has paid and provided 29 months of compensation and benefits to the Executive during the period of the Executive’s incapacity, or (iv) the date of the Executive’s death. Notwithstanding the foregoing, the Sick Leave Period may not be greater than six months unless the Executive’s injury or sickness can be expected to result in death or can be expected to last for a continuous period of not less than six months, and such injury or sickness renders the Executive unable to perform the duties of the Executive’s position of employment or any substantially similar position of employment. The foregoing sick leave pay is intended to compensate the Executive for compensation and benefits that the Executive otherwise would have earned during the Sick Leave Period, and shall not reduce or otherwise have any effect on the Executive’s rights to receive any other compensation, benefits or other Payments hereunder for any other reason, including as may be owed arising out of cessation of the Executive’s employment.
3.
No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever which the Company may have against the Executive. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer or otherwise after the termination of the Executive’s employment. Notwithstanding anything herein to the contrary herein, any payments or benefits received by the Executive under this Agreement shall be subject to any policy of recovery or recoupment of compensation adopted from to time by the Board, including any policy adopted to comply with applicable financial reporting requirements, securities laws or regulations of any stock exchange. The Board shall have the exclusive authority to interpret and enforce this provision.
4.
Taxes; Withholding of Taxes. Without limiting the right of the Company to withhold taxes pursuant to this Section 4, the Executive shall be responsible (after taking into account all payments to be made by the Company to or on behalf of the Executive under Section 1 hereof,) for all income, excise, and other taxes (federal, state, city, or other) imposed on or incurred by the Executive as a result of receiving the payments provided in this Agreement, including, without limitation, the payments provided under Section 1 of this Agreement. The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as the Company shall determine to be required pursuant to any law or government regulation or ruling. Without limiting the generality of the foregoing, the Company may withhold from any amount payable under this Agreement amounts sufficient to satisfy any withholding requirements that may arise out of any benefit provided to or in respect of the Executive by the Company under Section 1 of this Agreement.
5.
Term of this Agreement. This Agreement shall be effective as of the Effective Date and shall thereafter apply to any Change of Control occurring on or before the first anniversary of the Effective Date or during any succeeding applicable term, and on the first anniversary of the Effective Date and on each anniversary thereafter (each, a “Renewal Date”), the term of this Agreement, if not previously terminated, shall be automatically extended for an additional year unless either party has given notice to the other, at least one year in advance of that Renewal Date, that the Agreement shall not apply to any Change of Control occurring after that Renewal Date.
5.1
Termination of Agreement Upon Termination of Employment Before a Change of Control. This Agreement shall automatically terminate on the first date occurring before a Change of Control that occurs following the Effective Date on which the Executive is no longer employed by the Company, except that, for purposes of this Agreement, any involuntary termination of employment of the Executive or any termination by the Executive for Good Reason that is effected within six months before a Change in Control and primarily in contemplation of a Change of Control that actually occurs after the Termination Date shall be deemed to be a termination of the Executive’s employment as of the date immediately after that Change of Control, and in such case, the Change in Control shall constitute the Termination Date and the date as of which the Executive’s right to payment hereunder shall become vested and this Agreement shall not be deemed to be terminated for such purpose.
5.2
No Termination of Agreement During Two-Year Period Beginning on Date of a Change of Control. This Agreement may not be terminated after a Change of Control. However, if the Executive’s employment with the Company continues for more than two years following the occurrence of a Change of Control, then, for all purposes of this Agreement, that particular Change of Control shall thereafter be treated for purposes of this Agreement as if it never occurred; provided, however, that the foregoing shall not deprive the Executive of any rights, benefits or payments (or allow the Company to avoid any obligations) that were or became vested under this or any other agreement, plan or arrangement.
6.
Code Section 409A.
6.1
Code Section 409A Compliance. This Agreement is intended to meet the requirements for exemption from (or to the extent not exempt, compliance with) Code Section 409A (including without limitation, the exemptions for short-term deferrals and separation pay arrangements), and this Agreement shall be so construed and administered. Notwithstanding anything in this Agreement to the contrary, at any time prior to a Change in Control, the Company and the Executive may amend this Agreement, retroactively or prospectively, while maintaining the spirit of this Agreement and after consultation with the Executive, to secure exemption from (or, to the extent not exempt, to ensure compliance with), the requirements of Code Section 409A and to avoid adverse tax consequences to the Executive thereunder. Furthermore, at any time prior to a Change in Control, the Executive agrees to execute such further instruments and take such further action as may be necessary to comply with Code Section 409A or to avoid adverse tax consequences to the Executive thereunder. Notwithstanding the foregoing, the Company does not represent or warrant that this Agreement or any amount payable under this Agreement will be exempt from, or comply with, Code Section 409A, and the Company will have no liability to the Executive (or other person) for any taxes, interest or penalties that the Executive may incur under Code Section 409A or otherwise.
6.2
Installments; Payments. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
6.3
Reimbursements. Any reimbursement paid to the Executive by the Company, either pursuant to this Agreement or under any reimbursement arrangement or policy of the Company shall be made within 90 days following the Executive’s submitting evidence of the incurrence of expenses, and in all events prior to the last day of the calendar year following the calendar year in which the Executive incurred the expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
7.
Miscellaneous.
7.1
Successor to The Company. In the event that:
(a)
The Company transfers all or substantially all of its assets to another corporation or entity; or

(b)
(i) The Company consolidates with or merges with or into any other corporation or entity and (ii) either (x) the Company is not the surviving corporation or entity of such consolidation or merger or (y) the Company is the surviving corporation or entity of such consolidation or merger but the shareholders of the Company immediately prior to the consummation of such merger or consolidation do not own securities representing a majority of the outstanding voting power of such surviving corporation or entity or its parent after the consummation of the consolidation or merger, then, in any of such events, the entity surviving such consolidation or merger and each Affiliate thereof having an individual net worth of $5 million or more shall assume joint and several liability for this Agreement in a signed writing and deliver a copy thereof to the Executive. Upon such assumption, the successor corporation or entity and each Affiliate thereof having an individual net worth of $5 million or more shall become obligated to perform the obligations of the Company under this Agreement and the term “the Company” as used in this Agreement shall be deemed to refer to such successor entity and such Affiliates jointly and severally. Any failure of the Company to obtain the written agreement of such successor or surviving entity (including a parent successor entity) and the required Affiliates to assume this Agreement before the effectiveness of any such succession shall be deemed to be a material breach of this Agreement.

7.2
Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by confirmed facsimile transmission (to the General Counsel of the Company in the case of notices to the Company and to the Executive in the case of notices to the Executive) or three business days after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

The Gorman-Rupp Company

600 South Airport Road

Mansfield, OH 44903

Attention: General Counsel

Email: brigette.burnell@gormanrupp.com

If to the Executive:

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.3
Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive continue as an officer of the Company or an Affiliate of the Company or to remain in the employment of the Company or an Affiliate of the Company.
7.4
Administration. The Company shall be responsible for the general administration of this Agreement and for making payments under this Agreement. All fees and expenses billed by the Accounting Firm for services contemplated under this Agreement shall be the responsibility of the Company.
7.5
Source of Payments. Any payment specified in this Agreement to be made by the Company may be made directly by the Company solely from its general assets, and the Executive shall have the rights of an unsecured general creditor of the Company with respect thereto. In the event that the Company establishes a rabbi trust and/or purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor the Executive’s Beneficiary shall have any rights whatsoever in the assets of such rabbi trust or such policy or the proceeds therefrom.

7.6
Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.
7.7
Modification; Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.
7.8
Entire Agreement; Supercession. Except as otherwise specifically provided herein, this Agreement, including its attachments, contains the entire agreement between the parties concerning the subject matter hereof and incorporates and supersedes any and all prior discussions or agreements, written or oral, the parties may have had with respect to such subject matter; provided, however, that except as expressly provided otherwise herein, nothing in this Agreement shall affect any rights the Executive or anyone claiming through the Executive may have in respect of either (a) any Employee Benefit Plan which provides benefits to or in respect of the Executive or (b) any other agreements the Executive may have with the Company or an Affiliate of the Company, including without limitation any employment or severance protection agreements the Executive may have with the Company or an Affiliate of the Company.
7.9
Post-Mortem Payments; Designation of Beneficiary. In the event that, following the termination of the Executive’s employment with the Company, the Executive is entitled to receive any payments pursuant to this Agreement and the Executive dies, such payments shall be made to the Executive’s Beneficiary designated hereunder. At any time after the execution of this Agreement, the Executive may prepare, execute, and file with the Corporate Secretary of the Company a copy of the Designation of Beneficiary form attached to this Agreement as Exhibit A. The Executive shall thereafter be free to amend, alter or change such form; provided, however, that any such amendment, alteration or change shall be made by filing a new Designation of Beneficiary form with the Corporate Secretary of the Company. In the event the Executive fails to designate a beneficiary, following the death of the Executive, all payments of the amounts specified by this Agreement which would have been paid to the Executive’s designated beneficiary pursuant to this Agreement shall instead be paid to the Executive’s spouse, if any, if such spouse survives the Executive or, if there is no spouse or such spouse does not survive the Executive, to the Executive’s estate.
7.10
Service with Affiliates. Any services the Executive performs for an Affiliate of the Company shall be deemed performed for the Company. Any transfer of the Executive’s employment from the Company to an Affiliate of the Company, or from an Affiliate of the Company to the Company, or from an Affiliate of the Company to another Affiliate of the Company shall be deemed not to constitute a termination of the Executive’s employment with the Company.

7.11
Time Periods. Any action required to be taken under this Agreement within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day. If the day for taking any action under this Agreement falls on a weekend or a holiday, such action may be taken on the next business day. Notwithstanding the foregoing, no such extension shall permit an action to be taken at a time that would cause an exempt payment to become subject to Code Section 409A or to cause a payment that would otherwise be compliant with Code Section 409A to cease to be so compliant.
7.12
Incorporation by Reference. The incorporation herein of any terms by reference to another document shall not be affected by the termination of any agreement set forth in such other document or the invalidity of any provisions thereof.
7.13
Binding Effect; Construction of Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, successors, heirs, and designees (including, without limitation, the Beneficiary). Upon the Executive’s death, for purposes of this Agreement, the term “Executive” shall be deemed to include, as applicable, any person (including, without limitation, the Beneficiary) who is entitled to benefits under this Agreement following the Executive’s death.
7.14
Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Ohio, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.
7.15
Representations and Warranties of the Company. The Company represents and warrants to the Executive that (a) the Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio; (b) the Company has the power and authority to enter into and perform its obligations under this Agreement, and there exists no contractual or other restriction upon its so doing; (c) the Company has taken such corporate action as is necessary or appropriate to enable it to enter into and perform its obligations under this Agreement; and (d) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
7.16
Gender. The use of the feminine, masculine or neuter pronoun shall not be restrictive as to gender and shall be interpreted in all cases as the context may require.

8.
Definitions.
8.1
Accounting Firm. The term “Accounting Firm” means the independent auditors of the Company for the fiscal year preceding the year in which the Change of Control occurred and such firm’s successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, the Company shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for the Company or any of its Affiliates.
8.2
Affiliate. The term “Affiliate” shall mean, with respect to any person or entity, any other person or entity which controls, is controlled by, or is under common control with such person or entity within the meaning of Sections 414(b) or (c) of the Code.
8.3
Annual Base Salary. The term “Annual Base Salary” means the highest annual rate of base salary payable by the Company to the Executive at any time between the Effective Date and the Termination Date.
8.4
Assumed. For purposes of this Agreement, a stock option, stock appreciation right, restricted share, restricted stock unit, performance share or other equity or equity-based award shall be considered “Assumed” if all of the following conditions are met:
(a)
stock options or stock appreciation rights are converted into replacement awards in a manner that complies with Code Section 409A;
(b)
awards of restricted stock and restricted stock units that are not subject to performance goals are converted into replacement awards covering a number of shares of the Post-CIC Entity, as determined in a manner substantially similar to how the same number of shares underlying such awards would be treated in the Change of Control transaction; provided that, to the extent that any portion of the consideration received by holders of the Company’s common shares in the Change of Control transaction is not in the form of the common stock of the Post-CIC Entity, the number of shares covered by the replacement awards shall be based on the average of the high and low selling prices of the common stock of such Post-CIC Entity on the established stock exchange on the trading day immediately preceding the date of the Change of Control;
(c)
awards of performance shares, performance units and all other equity or equity-based awards that are subject to the achievement of performance goals are each (i) converted immediately prior to the Change of Control into a number of replacement restricted stock units equal to the number of shares that would have vested upon achievement of such award’s target goal(s), or in the case of performance units or other equity or equity-based awards that pay in cash, a number of replacement restricted stock units with a value equal to the aggregate value that would be payable under such award upon achievement of such award’s target performance goal(s), and (ii) subsequently replaced with new restricted stock units for the Post-CIC Entity that provide the Executive with shares of the Post-CIC Entity equal to the value that the Executive would have received in the Change of Control transaction had the Executive been, immediately prior to such transaction, a holder of the number of Company common shares equal to such number of replacement restricted stock units;
(d)
the replacement awards contain provisions for scheduled vesting and treatment on termination of employment (including the definitions of Cause and Good Reason, if applicable) that are no less favorable to the Executive than the underlying awards being replaced, and all other terms of the replacement awards (other than the security and number of shares represented by the replacement awards) are substantially similar to, or more favorable to the Executive than, the terms of the underlying awards; and
(e)
the security represented by the replacement awards, if any, is of a class that is publicly held and widely traded on an established stock exchange.
8.5
Beneficiary. The term “Beneficiary” means the person designated by the Executive as the Executive’s beneficiary pursuant to Section 7.9 or such other person as determined pursuant to Section 7.9 hereof.
8.6
Board. The term “Board” means the Board of Directors of the Company.
8.7
Cause. The employment of the Executive by the Company shall have been terminated for “Cause” if, after a Change of Control and prior to the termination of employment, any of the following has occurred:
(a)
the Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties to the Company and/or a Subsidiary or Division, as applicable, that has or could reasonably be expected to have a material adverse effect on the Company and/or a Subsidiary or Division, as applicable;
(b)
the Executive’s willful and continued failure to perform the Executive’s duties to the Company and/or a Subsidiary or Division, as applicable, or to follow the lawful directives of the Chief Executive Officer of the Company or the Board (other than as a result of death or Disability);
(c)
the Executive’s commission of, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; or
(d)
the Executive’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s or a Subsidiary’s or Division’s property.

8.8
Change of Control. A “Change of Control” shall be deemed to have occurred at the first time on which, after the Effective Date:
(a)
During any 24 month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(b)
Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary or Division, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or Division, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (v) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Directors approves in advance the acquisition of beneficial ownership of 30% or more of Company Voting Securities by such person;
(c)
The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries or Divisions that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); or
(d)
The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

If an event described in any of clauses (a), (b), (c) and (d) occurs, a Change of Control shall be deemed to have occurred for all purposes of this Agreement and, except as provided in the last sentence of Section 5.2, that Change of Control shall be irrevocable. If a Change of Control would give rise to a payment under this Agreement that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change of Control must also constitute a “change in control event” within the meaning of Code Section 409A to give rise to the payment, to the extent required by Code Section 409A.

8.9
Code. The term “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
8.10
Code Section 409A. The term “Code Section 409A” means Section 409A of the Code.
8.11
Demotion or Removal. The Executive shall be deemed to have been subjected to “Demotion or Removal” if, during the two-year period commencing on the date of a Change of Control, other than by Voluntary Resignation or with the Executive’s written consent, the Executive ceases to hold the highest position held by the Executive at any time during the two-year period ending on the date of the Change of Control with all of the duties, authority, and responsibilities of that office as in effect at any time during the two-year period ending on the date of the Change of Control.
8.12
Disability. For purposes of this Agreement, the Executive’s employment will have been terminated by the Company by reason of “Disability” of the Executive only if (a) as a result of (i) the Executive’s becoming disabled within the meaning of the long-term disability plan then provided by the Company or a Subsidiary or Division, as applicable, to the Executive, or (ii) physical or mental incapacity that renders the Executive unable to perform employment services for a period of 180 consecutive days or an aggregate of 180 days in any consecutive 365-day period, and (b) the Executive begins to receive payments under the long term disability plan then provided by the

Company or a Subsidiary or Division, as applicable, to the Executive not later than 30 days after the Termination Date.
8.13
Division. The term “Division” means any line of business or operations of the Company or any Subsidiary that is separately identified as a “division” in the books and records of the Company.
8.14
Employee Benefit Plan. The term “Employee Benefit Plan” means any plan or arrangement defined as such in 29 U.S.C. §1002 which provides benefits to the employees of the Company or its Affiliates.
8.15
Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.
8.16
Good Reason. The Executive shall have “Good Reason” to terminate the Executive’s employment under this Agreement if, at any time after a Change of Control has occurred and before the second anniversary of that Change of Control, one or more of the events listed in (a) through (c) of this Section 8.16 occurs and, based on that event, the Executive provides the Company with written notice that the Executive believes such event constitutes Good Reason on a date that is both (i) within 90 days of the initial occurrence of that event and (ii) not later than the second anniversary of that Change of Control, and the Company thereafter fails to cure such event within 30 days after receipt of such notice:
(a)
a material reduction in the Executive’s Annual Base Salary;
(b)
a material and adverse change to, or a material reduction of, the Executive’s duties and responsibilities; or
(c)
the relocation of the Executive’s primary office to any location more than 50 miles from the Executive’s then current primary office, resulting in a materially longer commute for the Executive.
8.17
Post-CIC Entity. The term “Post-CIC Entity” means any entity (or any successor or parent entity) that effects a Change of Control within the meaning of Section 8.8.
8.18
Prime Plus One. The term “Prime Plus One” means the prime rate of interest, as reported by the Wall Street Journal or its successors, plus 1%.
8.19
Prior Bonus Amount. The term “Prior Bonus Amount” means an amount equal to the greater of (a) the highest annual profit sharing compensation amount earned by the Executive under the Company’s annual profit sharing arrangement with respect to the three fiscal years immediately preceding the fiscal year in which a Change of Control occurs, and (b) the Executive’s target annual profit sharing compensation amount under the Company’s annual profit sharing arrangement with respect to the fiscal year in which a Change of Control occurs.
8.20
Prorated Bonus Amount. The term “Prorated Bonus Amount” means an amount equal to (a) times (b), in which (a) equals the higher of (i) the annual profit sharing compensation amount paid or payable to the Executive under the Company’s annual profit sharing arrangement for the fiscal year immediately preceding the fiscal year in which the Change of Control occurs, or (ii) the Executive’s target or reference annual profit sharing compensation amount under the Company’s annual profit sharing arrangement for the fiscal year in which the Termination Date occurs; and (b) equals a quotient, in which the numerator is the number of days the Executive was employed by the Company during the year in which the Termination Date occurs and the denominator is 365.
8.21
Subsidiary. The term “Subsidiary” means any corporation or other business entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the relevant time each of the entities other than the last entity in the unbroken chain owns stock or ownership interests possessing 50% or more of the total combined voting power of all classes of stock or ownership interests in one of the other entities in the chain.
8.22
Termination Date. The term “Termination Date” means the date on which (and related terms, such as “termination of employment” and “terminate employment” mean a situation in which) the Executive incurs a separation from service with the Company and all of its Affiliates within the meaning of Code Section 409A. A separation from service under Code Section 409A includes a quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government, at the point that such leave exceeds the greatest of (a) six months; (b) the period for which the Participant’s right to reemployment is provided either by statute or by contract, or (c) in the case of sick leave, 29 months, if the Executive’s injury or sickness can be expected to result in death or can be expected to last for a continuous period of not less than six months, and such injury or sickness renders the Executive unable to perform the duties of the Executive’s position of employment or any substantially similar position of employment). A separation from service under Code Section 409A also occurs upon a permanent decrease in service to a level that is no more than 20% of its prior level. For this purpose, whether a separation from service has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by the Executive after a certain date or that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Executive has been providing services less than 36 months).
8.23
Voluntary Resignation. A “Voluntary Resignation” shall have occurred if the Executive terminates the Executive’s employment with the Company by voluntarily resigning at the Executive’s own instance without having been requested to so resign by the Company, except that any resignation by the Executive will not be deemed to be a Voluntary Resignation if, at the time of that resignation, the Executive had Good Reason to resign, which had not been waived in writing by the Executive.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE GORMAN-RUPP COMPANY

(the “Company”)

By:

Name:

Title:

(the “Executive”)

Exhibit A

DESIGNATION OF BENEFICIARY

To: The Gorman-Rupp Company

Attn: Corporate Secretary

I, the undersigned, ______________________, am a party to a certain Change of Control Severance Agreement with The Gorman-Rupp Company, an Ohio corporation, dated as of _______ __, 2026 (the “Agreement”). Pursuant to the agreement, I have the right to designate a person or persons to receive, in the event of my death, any amounts that might become payable to me under the Agreement. I hereby exercise this right and direct that, upon my death, any amounts payable to me under the Agreement shall be distributed in the proportions set forth below to the following person(s) if he, she or they survive me, namely:

Beneficiary	Relationship	Percent Share

If none of the above-designated person(s) survives me, any amounts payable under the Agreement shall be distributed to ___________________________________.

Any and all previous designations of beneficiary made by me are hereby revoked, and I hereby reserve the right to revoke this designation of beneficiary.

Date:______________________

_________________________________________

(Signature)

_________________________________________

(Print name)

Exhibit B

RELEASE AND WAIVER OF CLAIMS

THIS RELEASE AND WAIVER OF CLAIMS (“Release”), is made and entered into by and between The Gorman-Rupp Company (the “Company”) and ________________________ (“Executive”) with an Effective Date as described below.

WHEREAS, Executive has entered into that certain Change of Control Severance Agreement with the Company, dated ________ __, 2026 (the “Change of Control Agreement”); and

WHEREAS, pursuant to the terms of the Change of Control Agreement, Executive is eligible to receive severance payments and the accelerated vesting of equity awards and retirement benefits (collectively, the “Severance Benefits”) upon a termination of Executive’s employment under certain conditions; and

WHEREAS, pursuant to the terms of the Change of Control Agreement, in order for Executive to receive any of the Severance Benefits under the Change of Control Agreement, Executive must execute and deliver this Release and not revoke any release or waiver of claims provided herein.

[INSERT SIMILAR WHEREAS CLAUSE IF EXECUTIVE IS ENTITLED TO OTHER SEVERANCE PAYMENTS OR BENEFITS UNDER AN AGREEMENT OUTSIDE OF THE CHANGE OF CONTROL AGREEMENT THAT REQUIRES A RELEASE OF CLAIMS.]

NOW, THEREFORE, in consideration of, and subject to, the Severance Benefits payable to Executive pursuant to the Change of Control Agreement [and LIST ANY OTHER APPLICABLE AGREEMENT], the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that Executive would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.
Executive’s Release. In consideration of the promises and agreements set forth in the Change of Control Agreement, Executive does hereby for himself or herself and for his or her heirs, executors, successors and assigns, release and forever discharge the Company, its parents, subsidiaries, divisions, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, directors, shareholders, management, representatives, agents, employees, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, “the Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, claims, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination statutes or regulations, including but not limited to Title VII of The Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Americans With Disabilities Act, the Age Discrimination in

Employment Act, the Older Workers Benefit Protection Act, breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney’s fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all employee benefits and claims for money, out of pocket expenses, and any claims for emotional distress, degradation or humiliation, that Executive might now have or may subsequently have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of the Company or any of its directors, officers, shareholders, employees and/or agents arising out of Executive’s employment and termination from employment that have occurred prior to and including the Effective Date of this Release, except those matters specifically set forth herein and except for (i) any pension or retirement benefits that may have vested on Executive’s behalf and (ii) any claim Executive may have with respect to the Severance Benefits or the Change of Control Agreement.
2.
Executives Who Are Age Forty and Above. The following provisions of this Section 2 apply only if Executive is age forty (40) or above as of the Effective Date:
(a)
Older Workers Benefit Protection Act (“OWBPA”). Executive recognizes and understands that, by executing this Release, he/she shall be releasing the Company Entities from any claims that he/she now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Release. In other words, Executive will have none of the legal rights against the aforementioned that he/she would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by his/her signing this Release.
(b)
Consideration Period. The Company hereby notifies Executive of his or her right to consult with his or her chosen legal counsel before signing this Release. The Company shall afford, and Executive acknowledges receiving, not less than twenty-one (21) calendar days [CHANGE TO 45 DAYS THROUGHOUT DOCUMENT IF PART OF A GROUP] in which to consider this Release to ensure that Executive’s execution of this Release is knowing and voluntary. In signing below, Executive expressly acknowledges that he or she has been afforded the opportunity to take at least [twenty-one (21)] days to consider this Release and that his or her execution of same is with full knowledge of the consequences thereof and is of his or her own free will.
(c)
Revocation Period. Both the Company and Executive agree and recognize that, for a period of seven (7) calendar days following Executive’s execution of this Release, Executive may revoke this Release by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to [_________], 600 South Airport Road, Mansfield, Ohio 44903 delivered or postmarked within such seven (7) day period. In the event Executive so revokes this Release, each party will receive only those entitlements and/or benefits that she/it would have received regardless of this Release.
3.
Acknowledgments. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Release, that Executive has not relied on any representations of the Company or any of its representatives, directors, officers, employees and/or agents to induce Executive to enter into this Release, other than as specifically set forth herein and that Executive is fully competent to enter into this Release and has not been pressured, coerced or otherwise unduly influenced to enter into this Release and that Executive has voluntarily entered into this Release of Executive’s own free will.
4.
Warranty/Representation. Executive and the Company each warrant and represent that, prior to and including the Effective Date of this Release, no claim, demand, cause of action, or obligation that is subject to this Release has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Release.
5.
Invalidity. The parties to this Release agree that the invalidity or unenforceability of any one (1) provision or part of this Release shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.
6.
No Assignment. This Release is personal in nature and shall not be assigned by Executive. All payments and benefits provided Executive herein shall be made to Executive’s estate in the event of his or her death prior to her receipt thereof.
7.
Governing Law. This Release shall be governed under the laws of the State of Ohio.
8.
Effective Date. This Release shall become effective upon execution of this Release by Executive; provided, however, that, if Executive is age forty (40) or above, this Release shall become effective only upon (a) execution of this Release by Executive after the expiration of the [twenty-one (21)] day consideration period described in Section 2(b) of this Release, unless such consideration period is voluntarily shortened as provided by law; and (b) the expiration of the seven (7) day period for revocation of this Release by Executive described in Section 2(c) of this Release.

[Signature page follows]

NOTICE TO EXECUTIVE: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS AGAINST THE COMPANY ENTITIES PRIOR TO AND INCLUDING THE DATE OF EXECUTIVE’S EXECUTION OF THIS AGREEMENT.

IN WITNESS WHEREOF, Executive and the Company agree as set forth above:

SIGNATURE OF EXECUTIVE

ACKNOWLEDGING DATE OF RECEIPT:

___________________________________

[Executive Name]

RECEIPT WITNESSED BY:

___________________________________

DATE OF EXECUTION BY EXECUTIVE: _________________

AGREED TO AND ACCEPTED BY:

____________________________________

[Executive Name]

EXECUTION WITNESSED BY:

____________________________________

DATE OF EXECUTION BY THE COMPANY: __________________

AGREED TO AND ACCEPTED BY THE COMPANY:

By: ______________________________

Name:

Title:

EXECUTION WITNESSED BY:

__________________________________